MAPLES

Consent

We hereby consent to all references in the section of the prospectus contained in Amendment No. 3 to the Registration Statement of Comanche Clean Energy Corporation on Form F-1 entitled "Service of Process and Enforcement of Judgments" to advice given by our firm to Comanche Clean Energy Corporation regarding the enforcement of foreign judgments in the Cayman Islands and the bringing of original actions in the Cayman Islands predicated on the federal securities laws of the United States and the summarization therein of our advice. We also consent to the references to our firm under the heading "Legal Matters" in such prospectus. We further consent to the filing of our opinion dated 14 February 2008 to Comanche Clean Energy Corporation as an exhibit to the registration statement.

Maples and Calder

Maples and Calder
14 February 2008

Maples and Calder
PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands
Tel +1 345 949 8066 Fax +1 345 949 8080 www.maplesandcalder.com